Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. PROVIDES UPDATE ON
2013 SECOND QUARTER

Second Quarter Negatively Impacted by Two Legacy Projects;
Outlook for 2013 Second Half Continues to Improve

HOUSTON, TX – July 29, 2013 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that it expects to report a net loss for the three months ended June 30, 2013 in the range of between $1.07 and $1.13 per diluted share.  The Company attributed the net loss primarily to two legacy projects, one in Texas and the other in Arizona, which encountered unanticipated costs in excess of initial project estimates.  The net revisions to contract cost estimates were the result of site-specific conditions affecting the two contracts that became apparent during the 2013 second quarter.  As previously reported, the Company will issue its results for the second quarter before the opening of the stock market on August 9th and hold a conference call later that morning.

As discussed in the release announcing first quarter 2013 financial results, despite the issues with legacy projects – defined as older projects booked prior to 2012 but which are still having a negative impact on 2013 profitability – there has been continuing improvement in bookings, both in terms of contract amounts and gross margins.  As Sterling continues to work through these operationally challenged legacy projects and to win new awards, gross margins are expected to improve.  For the second quarter of 2013, new contracted backlog was approximately $127 million with a first half total of $248 million.  The blended gross margin of projects booked in 2013 is approximately 8.1%.  Further, an additional $148 million with blended gross margin of 8.5% has not yet been added to backlog in accordance with our policy of not including unsigned contracts in the backlog calculation.

Peter MacKenna, President and Chief Executive Officer of Sterling Construction said “Unfortunately, while these two projects were between 60% to 80% complete, unanticipated operating issues unfolded at quarter-end, taking them from breakeven or better, to a substantial loss position. Despite these near-term issues, we remain enthusiastic and confident in our ability to deliver profitable growth in the coming quarters and years, driven by a combination of the many management and operating improvements we are making internally, coupled with strengthening end markets.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Brian Manning, P.E.	The Equity Group Inc.
EVP & Chief Business Development Officer	Fred Buonocore 212-836-9607
281-951-3509	Linda Latman 212-836-9609